Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-189041

and 333-189041-01

**PXG DETAILS**	GE DEALER FLOORPLAN MASTER NOTE TRUST, SERIES 2014-2
JOINT LEADS:	J.P. MORGAN (STRUC), RBC
CO-MANAGERS:	CREDIT AG, WILLIAMS

CLS	AMT($MM)	MDY/F	WAL	E.FNL	L.FNL	PRICED	$PX
A	500.000	Aaa/AAA	3.00	10/17	10/19	1ML+45	100.00000

TICKER	:	GEDFT 14-2	EXPECTED PRICING	:	PRICED
EXPECTED SETTLE	:	10/21/14	ERISA ELIGIBLE	:	YES
FIRST PAYMENT:	:	11/20/14	EXPECTED RATINGS	:	MOODY'S/FITCH
FORMAT	:	PUBLIC	MIN DENOMS	:	$1K BY $1K
BILL & DELIVER	:	J.P. MORGAN	CUSIP	:	36159LCN4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.